EXHIBIT 99.1
Contact: Neil Lefort
Senior Vice President
(630) 527-4344
MOLEX REPORTS RESULTS FOR 2009 FIRST FISCAL QUARTER
Lisle, Ill., USA — October 28, 2008 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its 2009 first fiscal quarter.
2009 First Fiscal Quarter Results
Operating results were similar to the revised outlook provided on October 2, 2008. Revenue for the quarter ended September 30, 2008 was $839.0 million, an increase of 5.9% over the same period last fiscal year. Currency translation increased revenue by $44.0 million. Revenue using constant exchange rates was flat compared with last year’s September quarter.
When compared with last year’s September quarter, revenue increased in the telecom and data markets by 28% and 5% respectively. Revenue in the consumer and medical markets both increased by 5%. Revenue in the automotive and industrial markets declined by 11% and 9% respectively, reflecting the many economic issues impacting these markets.
Gross profit margin for the September quarter was 29.7%, compared with 29.8% in the prior year September quarter. SG&A expense for the September quarter was 19.8% of revenue, compared with 20.3% in the prior year quarter. The improvement in the SG&A expense ratio reflects a lower cost structure resulting from the restructuring initiative which began in fiscal 2007. The effective tax rate for the September quarter was 32.0%, compared with 30.0% in the prior year quarter.
Net income for the September quarter was $44.3 million, or $0.25 per share. Included in the current quarter results was a pretax charge of $21.8 million ($15.7 million after-tax or approximately $0.09 per share), relating to the previously announced restructuring program. This compares with net income of $53.3 million, or $0.29 per share in the prior year quarter that included restructuring charges of $2.6 million ($1.5 million after-tax or approximately $0.01 per share).
Orders and Backlog
Orders for the September quarter were $795.9 million, compared with $811.5 million in the prior year September quarter. The Company’s order backlog on September 30, 2008 was $385.5 million, compared with $353.3 million in the prior year September quarter.

Research and Development and Capital Spending
Research and development expenditures for the September quarter were $43.5 million, compared with $39.9 million in the prior year September quarter. Capital expenditures for the September quarter were $45.3 million, compared with $49.1 million in the prior year September quarter. The Company has already implemented plans to reduce capital expenditures for fiscal year 2009 significantly below the low end of the range of its initial estimate of $230 million, and will make further reductions should economic conditions not improve.
Restructuring Update
On August 5, 2008, the Company announced an increase in its restructuring plan through the end of fiscal year 2010, which now includes total estimated pretax charges of $125 to $140 million, and when fully completed estimated annualized pretax savings of $100 to $120 million. Cumulative restructuring charges of $89.9 million were recorded through September 30, 2008, and the Company estimates that the remaining restructuring charges in fiscal 2009 will approximate $45.0 million, with the remaining $5 million to be recognized in fiscal 2010.
The restructuring charge of $21.8 million recorded in the September quarter was primarily focused on reducing both the automotive and industrial manufacturing footprint and cost structure. This charge includes closures of a European manufacturing plant and a European design center supplying the automotive market, and two North American manufacturing plants supplying the industrial market. Also, on October 2nd we announced the closure of a manufacturing plant in Japan.
Stock Buyback
During the quarter, the Company repurchased 732,000 shares of Class A Common Stock (MOLXA) and 900,000 shares of Common Stock (MOLX) at a total cost of $38.8 million. The Board of Directors previously authorized the repurchase of up to $200.0 million of common stock through June 30, 2009, and approximately $161.2 million remains under this authorization.
Outlook
The Company expects that revenue for the second fiscal quarter ending December 31, 2008, will be in a range of $750 to $800 million, and earnings per share will be in a range of $0.18 to $0.22. These estimates include a restructuring charge of approximately $0.04 per share.
Based on current global economic conditions, the Company has limited visibility to forecast revenue beyond one fiscal quarter, and as a result, will provide guidance for one quarter only at this time. The Company currently believes that operating results for fiscal 2009 will be below the range provided in its outlook on August 5, 2008, and cautions investors not to rely on prior estimates.

Earnings Conference Call Information
A conference call will be held on Tuesday, October 28, 2008 at 4:00 pm central. Please dial (888) 713-4211 to participate in the conference call. International callers please dial (617) 213-4864. Please dial in at least five minutes prior to the start of the call and refer to participant passcode 21058259. Internet users will be able to access the web-cast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 6:00 pm central at (888) 286-8010 or (617) 801-6888 / passcode 36451500.
Forward-Looking Statements
Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Forward-looking statements are based on currently available information and include, among others, the discussion under “Outlook.” These risks and uncertainties include those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the availability of credit and general market liquidity; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups, the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities, as well as difficulty implementing the transition to a product-focused organization structure.
Other risks and uncertainties are set forth in Item 1A “Risk Factors” of the Company’s Form 10-K for the year ended June 30, 2008, and the Form l10-Q for the quarter ended September 30, 2008, which is incorporated by reference and in reports that Molex files or furnishes with the Securities and Exchange Commission. This release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Molex Incorporated is a 70-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the company operates 45 manufacturing locations in 17 countries. The Molex website is www.molex.com.
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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	Sept. 30,	June 30,
	2008	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$439,021	$475,507
Marketable securities	33,220	34,298
Accounts receivable, less allowances of $44,633 and $40,243, respectively	744,129	740,827
Inventories	468,181	458,295
Other current assets	72,600	74,033

Total current assets	1,757,151	1,782,960
Property, plant and equipment, net	1,134,293	1,172,395
Goodwill	401,054	373,623
Other assets	271,290	270,559

Total assets	$3,563,788	$3,599,537

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$322,828	$350,413
Accrued expenses	209,659	154,015
Current portion of long-term debt and short-term borrowings	250,937	66,687
Other current liabilities	66,433	78,323
Total current liabilities 849,857 649,438
Other non-current liabilities	19,251	21,346
Accrued pension and postretirement benefits	104,338	105,574
Long-term debt	5,194	146,333

Total liabilities	978,640	922,691

Commitments and contingencies

Total stockholders’ equity	2,585,148	2,676,846

Total liabilities and stockholders’ equity	$3,563,788	$3,599,537

Molex Incorporated
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share data)

	Three Months Ended
	September 30,
	2008	2007
Net revenue	$838,985	$792,610
Cost of sales	589,513	556,460

Gross profit	249,472	236,150

Selling, general and administrative	166,351	160,635
Restructuring and other costs, net	21,778	2,629

Total operating expenses	188,129	163,264

Income from operations	61,343	72,886

Interest income, net	1,193	2,564
Other income	2,607	698

Income before income taxes	65,143	76,148

Income taxes	20,846	22,844

Net income	$44,297	$53,304

Earnings per share:
Basic	$0.25	$0.29
Diluted	$0.25	$0.29

Dividends declared per share	$0.1525	$0.1125

Average common shares outstanding:
Basic	176,911	183,290
Diluted	177,594	184,276

Molex Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended
	September 30,
	2008	2007
Operating activities:
Net income	$44,297	$53,304
Add non-cash items included in net income:
Depreciation and amortization	63,513	60,973
Share-based compensation	6,230	7,591
Non-cash restructuring and other costs, net	2,672	(922)
Other non-cash items	6,854	2,416
Changes in assets and liabilities:
Accounts receivable	(25,761)	12,671
Inventories	(22,847)	7,702
Accounts payable	(24,732)	(11,698)
Other current assets and liabilities	47,090	16,510
Other assets and liabilities	(8,340)	(3,446)

Cash provided from operating activities	88,976	145,101

Investing activities:
Capital expenditures	(45,292)	(49,144)
Proceeds from sales of property, plant and equipment	2,665	2,097
Proceeds from sales or maturities of marketable securities	3,858	650,140
Purchases of marketable securities	(2,834)	(619,473)
Acquisitions	(53,446)	(42,100)
Other investing activities	(187)	(1,135)

Cash used for investing activities	(95,236)	(59,615)

Financing activities:
Proceeds from revolving credit facility	58,000	—
Payments on revolving credit facility	(15,000)	—
Net change in long-term debt	187	(1,231)
Cash dividends paid	(19,962)	(13,804)
Exercise of stock options	983	871
Purchase of treasury stock	(38,846)	(60,546)
Other financing activities	(340)	(1,571)

Cash used for financing activities	(14,978)	(76,281)

Effect of exchange rate changes on cash	(15,248)	7,815

Net (decrease) increase in cash and cash equivalents	(36,486)	17,020
Cash and cash equivalents, beginning of period	475,507	378,361

Cash and cash equivalents, end of period	$439,021	$395,381